                                                                                    EXHIBIT 99.1

                                                                                                                                                      News

For Immediate Release	Contact:
November 1, 2012	Rick Honey
(212) 878-1831

MINERALS TECHNOLOGIES REPORTS THIRD QUARTER
EARNINGS PER SHARE OF $1.05, AN 11-PERCENT INCREASE OVER PRIOR YEAR, EXCLUDING SPECIAL ITEMS
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Fourth Consecutive Quarter of Earnings Higher Than $1 per Share
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Operating Income Increased 9-Percent over Prior Year
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Highlights:

•	Nine Months earnings of $3.17 per share, 21% above last year
•	Record Specialty Minerals Segment profit
•	Continued strong operating performance from Processed Minerals
•	New 100,000-ton satellite PCC plant to be built in China
•	Four recent Fulfill™ E-325 commercial agreements

NEW YORK, November 1— Minerals Technologies Inc. (NYSE: MTX) today reported third quarter diluted earnings per common share of $1.05 compared with $0.95 per share in the same period of 2011, excluding special items, an 11-percent increase. Reported earnings per share for the third quarter of 2011 were $0.87. Earnings per share for the nine months were $3.17, a company record.
Income from operations increased 9-percent over the same period last year to $27.8 million from $25.6 million, excluding special items. The improvement in operating income occurred in the Specialty Minerals Segment and was attributable to increased pricing, higher productivity, lower energy costs and expense control. The company also generated $40.0 million in cash flow from operations, and return on capital was 8.8 percent, an increase of 6 percent from the same quarter in 2011.
"We continued our solid financial performance in the third quarter, and marked our fourth consecutive quarter with earnings higher than $1 per share," said chairman and chief executive officer Joseph C. Muscari. "More importantly, our two major growth initiatives—geographic expansion and new product development—continued to gain momentum. We signed a contract to build a 100,000-ton satellite precipitated calcium carbonate (PCC) facility in China at a paper mill owned by Shandong Sun Paper Industry Joint Stock Co. Ltd., and four paper mills around the world have recently agreed to adopt our Fulfill™ E-325 technology to increase PCC fill rates to reduce the use of more expensive fiber. In addition, we launched a new, faster laser measurement system for the global steel industry."
Third quarter worldwide sales decreased 5 percent to $250.3 million from $262.2 million in the prior year primarily due to foreign exchange, which had an unfavorable impact on sales of approximately $11.6 million. Sales were also affected by weakening market conditions in Europe, including the permanent and temporary shutdowns of two European satellite PCC facilities in the fourth quarter of 2011and several steel mill closures. This was partially offset by increased sales from new satellite PCC facilities in North America and India and other volume increases. Despite the decrease in sales, the company achieved higher earnings and operating income.
Third quarter worldwide sales for the Specialty Minerals segment, which includes the PCC and Processed Minerals product lines, decreased 3 percent to $165.6 million from $171.1 million in the same quarter of 2011. Foreign exchange had an unfavorable impact on sales of approximately $7.4 million or 4 percentage points. Income from operations increased 17 percent to $22.6 million from $19.3 million in the same period in 2011. The growth in operating income was due to significant margin improvement in our GCC and Talc product lines, within Processed Minerals, and to higher profits in our North American and Latin American regions in Paper PCC.
Worldwide sales of PCC, used primarily in the manufacturing processes of the paper industry, decreased 4 percent to $137.0 million from $142.5 million in the third quarter of 2011. Foreign exchange had an unfavorable impact on sales of 5 percentage points. Processed Minerals products third quarter sales were flat at $28.6 million year-over-year, while Talc sales grew 5 percent. Processed Minerals products serve the residential and commercial construction as well as automotive markets.
 During the quarter, the company signed an agreement with Shandong Sun Paper Industry Joint Stock Co. Ltd. for the construction of a 100,000-ton satellite PCC plant at a Sun Paper's paper mill in Yanzhou City, Shandong Province, China. The satellite facility, which will become operational in the first quarter of 2014, will produce OPACARB® A40, a coating-grade PCC, for Sun Paper's lightweight coated, coated fine paper and coated paperboard grades. During the third quarter, the company also signed commercial agreements with four paper mills to deploy its FulFill™ higher-filler technology. These agreements, announced in July and August, include two with subsidiaries of the Mondi Group in Slovakia and South Africa, one in Thailand with Double A Paper, and one in Europe with a paper company that wishes to remain unnamed for competitive reasons. The Fulfill™ brand of high-filler technologies offers papermakers decreased dependency on more expensive natural fiber. FulFill™ E-325 allows papermakers to increase loading levels of PCC by three to five points, and increases PCC usage between 20 to 30 percent.
"We now have 10 paper mills around the world that are deploying our FulFill™ E-325 technology. The continued adoption of FulFill™ by the global paper industry adds to the growing momentum of this new technology, and substantiates both the efficacy of the cost-savings it generates and the revitalization of our new product development pipeline," said Mr. Muscari. "In addition, we are actively engaged with 25 other paper mills interested in our FulFill™ portfolio of technologies."
Refractories segment sales in the third quarter of 2012 decreased 7 percent to $84.7 million from $91.1 million recorded in the same period in 2011. Foreign exchange accounted for about 5 percentage points of this decrease. Refractory Products sales declined 7 percent to $66.0 million from $71.1 million in the prior year. The sales decline was primarily due to lower volumes, fewer equipment sales, the effects of foreign exchange and to lower sales to non-steel applications. Metallurgical products sales decreased 7 percent to $18.7 million from $20.0 million recorded in the prior year. The Refractory segment, whose products are used primarily in the steel market, recorded operating income of $7.2 million, a 6-percent decrease from the $7.7 million, excluding special items, in the third quarter of 2011.
During the third quarter, the company also introduced a new, fourth generation Lacam® laser measurement system for use in the worldwide steel industry that is 17 times faster than the previous version. This new technology provides the fastest and most accurate laser scanning for hot surfaces available today. The LaCam® Laser measurement system provides non-contact measurement of refractory linings under high-heat conditions in metallurgical reaction and transport vessels such as basic oxygen converters, ladles and electric arc furnaces in the worldwide steel industry.
            "We have been able to achieve strong financial performance despite weak market conditions, particularly in Europe," said Mr. Muscari. "The company is producing consistent income, strong cash flow and improved operational efficiencies, but more importantly for the longer term, our growth initiatives are gaining momentum in spite of the sluggish global economic environment. We will continue to build upon this strong performance that will provide us with additional opportunities for future growth and improved shareholder value."
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Minerals Technologies has scheduled an analyst conference call for Friday, November 2, 2012 at 11:00 a.m. to discuss operating results for the third quarter. The conference call will be broadcast over the company's website, www.mineralstech.com.
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This press release may contain forward-looking statements, which describe or are based on current expectations; in particular, statements of anticipated changes in the business environment in which the company operates and in the company's future operating results. Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements.  The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the risk factors and other cautionary statements in our 2011 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.

CONSOLIDATED STATEMENTS OF OPERATIONS
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(in thousands, except per share data)
(unaudited)

	Quarter Ended			% Growth		Nine Months Ended		% Growth
	Sept. 30,	July 1,	Oct. 2,			Sept. 30,	Oct. 2,
	2012	2012	2011	Prior Qtr.	Prior Year	2012	2011	Prior Year

Net sales	$250,346	$253,969	$262,192	(1)%	(5)%	$761,453	$793,111	(4)%

Cost of goods sold	195,347	197,627	209,282	(1)%	(7)%	595,175	633,585	(6)%

Production margin	54,999	56,342	52,910	(2)%	4%	166,278	159,526	4%

Marketing and administrative expenses	22,046	21,840	22,553	1%	(2)%	66,784	69,392	(4)%
Research and development expenses	5,105	5,026	4,723	2%	8%	15,178	14,489	5%
Restructuring and other charges	0	0	240	*	(100)%	0	470	(100)%
Income from operations	27,848	29,476	25,394	(6)%	10%	84,316	75,175	12%

Non-operating deductions - net	(650)	(768)	(1,663)	(15)%	(61)%	(2,016)	(3,299)	(39)%

Income from continuing operations, before tax	27,198	28,708	23,731	(5)%	15%	82,300	71,876	15%

Provision for taxes on income	8,015	8,469	7,387	(5)%	9%	24,270	21,686	12%

Consolidated net income	19,183	20,239	16,344	(5)%	17%	58,030	50,190	16%

Less: Net income attributable to non-controlling interests	553	524	656	6%	(16)%	1,653	2,308	(28)%

Net Income attributable to Minerals Technologies Inc. (MTI)	$18,630	$19,715	$15,688	(6)%	19%	$56,377	$47,882	18%

Weighted average number of common shares outstanding:

Basic	17,640	17,724	17,928			17,694	18,128

Diluted	17,733	17,790	18,019			17,775	18,242

Earnings per share attributable to MTI:

Basic:	$1.06	$1.11	$0.88	(5)%	20%	$3.19	$2.64	21%

Diluted:	$1.05	1.11	0.87	(5)%	21%	3.17	2.62	21%

Cash dividends declared per common share	$0.05	$0.05	$0.05			$0.15	$0.15

* Percentage not meaningful

	MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
	NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS

1)
For comparative purposes, the quarterly periods ended September 30, 2012, July 1, 2012 and October 2, 2011 each contain 91 days.  The nine month periods ended September 30, 2012 and October 2, 2011 contain 274 days and 275 days, respectively.

2)
To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP income (loss), excluding special items, for the three month periods ended September 30, 2012, July 1, 2012 and October 2, 2011 and the nine month periods ended September 30, 2012 and October 2, 2011, and a reconciliation to net income (loss) for such periods.  The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of the ongoing operating results and thereby affect the comparability of results between periods. The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	(millions of dollars)	Quarter Ended			Nine Months Ended
		Sept. 30,	July 1,	Oct. 2,	Sept. 30,	Oct. 2,
		2012	2012	2011	2012	2011
	Net Income attributable to MTI, as reported	$18.6	$19.7	$15.7	$56.4	$47.9

	Special items:
	Restructuring and other costs	0.0	0.0	0.2	0.0	0.4
	Currency translation loss upon deconsolidation of foreign entity	0.0	0.0	1.4	0.0	1.4
	Related tax effects on special items	0.0	0.0	(0.1)	0.0	(0.1)

	Net income attributable to MTI, excluding special items	$18.6	$19.7	$17.2	$56.4	$49.6

	Basic earnings per share, excluding special items	$1.06	$1.11	$0.96	$3.19	$2.74
	Diluted earnings per share, excluding special items	$1.05	$1.11	$0.95	$3.17	$2.72

3)
Free cash flow is defined as cash flow from operations less capital expenditures. The following is a presentation of the Company's non-GAAP free cash flow for the quarterly periods ended September 30, 2012, July 1, 2012  and October 2, 2011 and the nine month periods ended September 30, 2012 and October 2, 2011 and a reconciliation to cash flow from operations for such periods.  The Company's management believes this non-GAAP measure provides meaningful supplemental information as management uses this measure to evaluate the Company's ability to maintain capital assets, satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities.  Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.  The Company's definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

		Quarter Ended			Nine Months Ended
	(millions of dollars)	Sept. 30,	July 1,	Oct. 2,	Sept. 30,	Oct. 2,
		2012	2012	2011	2012	2011
	Cash flow from operations	$40.0	$40.1	$36.2	$104.8	$92.9
	Capital expenditures	14.0	14.4	15.0	37.8	36.9
	Free cash flow	$26.0	$25.7	$21.2	$67.0	$56.0

4)	The following table reflects the components of non-operating income and deductions:

	(millions of dollars)	Quarter Ended			Nine Months Ended
		Sept. 30,	July 1,	Oct. 2,	Sept. 30,	Oct. 2,
		2012	2012	2011	2012	2011
	Interest income	$0.7	$0.8	$1.1	$2.5	$2.9
	Interest expense	(0.8)	(0.8)	(0.8)	(2.4)	(2.4)
	Foreign exchange gains (losses)	(0.1)	(0.3)	(0.2)	(0.8)	(1.5)
	Currency translation loss upon deconsolidation of
	foreign entity	0.0	0.0	(1.4)	0.0	(1.4)
	Other deductions	(0.4)	(0.5)	(0.4)	(1.3)	(0.9)
	Non-operating deductions, net	$(0.6)	$(0.8)	$(1.7)	$(2.0)	$(3.3)

5)
The analyst conference call to discuss operating results for the third quarter is scheduled for Friday, November 2, 2012 at 11:00 am and will be broadcast over the Company's website (www.mineralstech.com).  The broadcast will remain on the Company's website for no less than one year.

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth		Nine Months Ended		% Growth
SALES DATA	Sept. 30,	July 1,	Oct. 2,			Sept. 30,	Oct. 2,
	2012	2012	2011	Prior Qtr	Prior Year	2012	2011	Prior Year

United States	$138.3	$143.3	$140.2	(3)%	(1)%	$427.4	$420.8	2%
International	112.0	110.7	122.0	1%	(8)%	334.0	372.3	(10)%
Net Sales	$250.3	$254.0	$262.2	(1)%	(5)%	$761.4	$793.1	(4)%

Paper PCC	$120.6	$119.3	$126.5	1%	(5)%	$361.6	$379.3	(5)%
Specialty PCC	16.4	17.0	16.0	(4)%	2%	49.8	48.2	3%
PCC Products	$137.0	$136.3	$142.5	1%	(4)%	$411.4	$427.5	(4)%

Talc	$11.9	$13.1	$11.3	(9)%	5%	$37.1	$35.4	5%
Ground Calcium Carbonate	16.7	18.7	17.3	(11)%	(3)%	52.9	53.2	(1)%
Processed Minerals Products	$28.6	$31.8	$28.6	(10)%	0%	$90.0	$88.6	2%

Specialty Minerals Segment	$165.6	$168.1	$171.1	(1)%	(3)%	$501.4	$516.1	(3)%

Refractory products	$66.0	$65.4	$71.1	1%	(7)%	$200.5	$216.1	(7)%
Metallurgical Products	18.7	20.5	20.0	(9)%	(7)%	59.5	60.9	(2)%
Refractories Segment	$84.7	$85.9	$91.1	(1)%	(7)%	$260.0	$277.0	(6)%

Net Sales	$250.3	$254.0	$262.2	(1)%	(5)%	$761.4	$793.1	(4)%

SEGMENT OPERATING INCOME (LOSS) DATA

Specialty Minerals Segment	$22.6	$22.1	$19.3	2%	17%	$64.6	$57.2	13%

Refractories Segment	$7.2	$8.7	$7.5	(17)%	(4)%	$25.0	$22.2	13%

Unallocated Corporate Expenses	$(2.0)	$(1.3)	$(1.4)	54%	43%	$(5.3)	$(4.2)	26%

Consolidated	$27.8	$29.5	$25.4	(6)%	10%	$84.3	$75.2	12%

SEGMENT RESTRUCTURING and IMPAIRMENT COSTS

Specialty Minerals Segment	$0.0	$0.0	$0.0	*	*	$0.0	$0.4	*

Refractories Segment	$0.0	$0.0	$0.2	*	*	$0.0	$0.0	*

Consolidated	$0.0	$0.0	$0.2	*	*	$0.0	$0.4	*

To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP operating income, excluding special items (the restructuring and impairment costs set forth in the above table), for the three-month periods ended September 30, 2012, July 1, 2012 and October 2, 2011 and the nine month periods ended September 30, 2012 and October 2, 2011, constituting a reconciliation to GAAP operating income set forth above. The Company's management believe these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of ongoing operating results and thereby affect the comparability of results between periods. The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	Quarter Ended			% Growth		Nine Months Ended		% Growth
SEGMENT OPERATING INCOME,	Sept. 30,	July 1,	Oct. 2,			Sept. 30,	Oct. 2,
EXCLUDING SPECIAL ITEMS	2012	2012	2011	Prior Qtr.	Prior Year	2012	2011	Prior Year

Specialty Minerals Segment	$22.6	$22.1	$19.3	2%	17%	$64.6	$57.6	12%

Refractories Segment	$7.2	$8.7	$7.7	(17)%	(6)%	$25.0	$22.2	13%

Unallocated Corporate Expenses	$(2.0)	$(1.3)	$(1.4)	54%	43%	$(5.3)	$(4.2)	26%

Consolidated	$27.8	$29.5	$25.6	(6)%	9%	$84.3	$75.6	12%

* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	(In Thousands of Dollars)
		September 30,	December 31,
		2012*	2011**

Current assets:
	Cash & cash equivalents	$449,106	$395,152
	Short-term investments	12,700	18,494
	Accounts receivable, net	194,240	194,317
	Inventories	93,143	90,760
	Prepaid expenses and other current assets	21,039	21,566
	Total current assets	770,228	720,289

	Property, plant and equipment	1,252,416	1,248,649
	Less accumulated depreciation	933,525	930,515
	Net property, plant & equipment	318,891	318,134

	Goodwill	65,738	64,671
	Other assets and deferred charges	54,408	61,861

	Total assets	$1,209,265	$1,164,955

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
	Short-term debt	$5,117	$5,846
	Current maturities of long-term debt	1,977	8,552
	Accounts payable	102,203	103,354
	Restructuring liabilities	593	1,411
	Other current liabilities	67,108	61,739
	Total current liabilities	176,998	180,902

	Long-term debt	83,753	85,449
	Other non-current liabilities	120,169	130,584
	Total liabilities	380,920	396,935

	Total MTI shareholders' equity	802,962	741,612
	Non-controlling Interest	25,383	26,408
	Total shareholders' equity	828,345	768,020

	Total liabilities and shareholders' equity	$1,209,265	$1,164,955

*	Unaudited
**	Condensed from audited financial statements.